Exhibit 10.1
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT, dated as of September 12, 2007 (as amended, restated, supplemented or otherwise modified from time to time (this “Agreement”)) is among GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), in its capacity as agent for Lenders (as defined below), together with its successors and assigns in such capacity, “Agent”), the financial institutions who are or hereafter become parties to this Agreement as lenders (together with GECC, collectively the “Lenders”, and each individually, a “Lender”), ENTREMED, INC., a Delaware corporation (“Borrower”) and MIIKANA THERAPEUTICS, INC., a Delaware corporation (“Miikana” and together with Borrower, each a “Loan Party” and collectively the “Loan Parties”). Agent has an office at 83 Wooster Heights Road, Fifth Floor, Danbury, CT 06810 (the “Agent’s Office”). Borrower’s mailing address and chief executive office is 9640 Medical Center Drive, Rockville, MD 20850.
RECITALS
     Borrower wishes to borrow funds from Lenders, and to issue to Lenders warrants exercisable for an aggregate of 250,000 shares of common stock of Borrower, and Lenders desire to make loans and other extensions of credit, and to purchase the warrants, severally and not jointly, to Borrower pursuant to the terms and conditions of this Agreement.
AGREEMENT
Borrower, Agent and Lenders agree as follows:
1. DEFINITIONS.
     As used in this Agreement, all capitalized terms shall have the definitions as provided herein. Any accounting term used but not defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”) and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. All other terms used but not defined herein shall have the meaning given to such terms in the Uniform Commercial Code as adopted in the State of New York, as amended and supplemented from time to time (the “UCC”).
2. LOANS AND TERMS OF PAYMENT; WARRANTS.
     2.1. Promise to Pay. Borrower promises to pay Agent, for the ratable accounts of Lenders, the aggregate unpaid principal amount of all loans and other extensions of credit made severally by the Lenders to Borrower, together with interest on the unpaid principal amount of such loans and other extensions of credit at the interest rates set forth herein.
     2.2. Term Loan.
(a)	Subject to the terms and conditions hereof, each Lender, severally, but not jointly, agrees to make a term loan (collectively, the “Term Loan”) to Borrower on the Closing Date (as defined below) in an aggregate principal amount not to exceed such Lender’s commitment as identified on Schedule A (such commitment of each Lender as it may be amended to reflect assignments made in accordance with this Agreement or terminated

(b)	or reduced in accordance with this Agreement, its “Commitment”, and the aggregate of all such commitments, the “Commitments”). Notwithstanding the foregoing, the aggregate principal amount of the Term Loan made hereunder shall not exceed $20,000,000 (the “Total Commitment”). Notwithstanding anything to the contrary herein, Borrower shall have no obligation to borrow the Term Loan unless the Total Commitment is funded on the Closing Date. Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Pro Rata Share (as defined below) of the Term Loan.

(c)	Notes. The Term Loan of each Lender shall be evidenced by a promissory note substantially in the form of Exhibit A hereto (each a “Note” and, collectively, the “Notes”), and Borrower shall execute and deliver a Note to each Lender. Each Note shall represent the obligation of Borrower to pay to such Lender the aggregate unpaid principal amount of such Lender’s Pro Rata Share of the Term Loan made to or on behalf of Borrower under this Agreement, together with interest thereon as prescribed in Section 2.3(b).
     2.3. Interest and Repayment.
(a)	Interest. The Term Loan shall accrue interest in arrears from the date made until the Term Loan is fully repaid at a fixed per annum rate of interest equal to 10.47%. All computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

(b)	Payments of Principal and Interest. For the Term Loan, Borrower shall pay to the Agent, for the ratable benefit of the Lenders, (i) nine (9) consecutive payments of interest only (payable in arrears) at the rate of interest determined in accordance with Section 2.3(a) on the first day of each calendar month (a “Scheduled Payment Date”) each in an amount equal to $174,500 commencing on November 1, 2007 and (ii) thirty (30) equal consecutive payments of principal and interest (payable in arrears) at the rate of interest determined in accordance with Section 2.3(a) (a “Scheduled Payment”) each in an amount equal to $760,606.28 commencing on August 1, 2008. The amount of each such payment of principal and interest shall be calculated by the Agent and shall be sufficient to fully amortize the principal and interest due with respect to the Term Loan over such repayment period. Notwithstanding the foregoing, all unpaid principal and accrued interest with respect to the Term Loan is due and payable in full to Agent, for the ratable benefit of Lenders, on the earlier of (A) January 1, 2011 or (B) the date that the Term Loan otherwise becomes due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise (the earlier of (A) or (B), the “Term Loan Maturity Date”). Each Scheduled Payment, when paid, shall be applied first to the payment of accrued and unpaid interest on the Term Loan and then to the unpaid principal balance of the Term Loan. Without limiting the foregoing, all Obligations shall be due and payable on the Term Loan Maturity Date.

(c)	Interim Interest Payment. Borrower shall make an advance payment of interest on the Closing Date for the period from such date to and including the last day of the month in which the Term Loan was made.

(d)	No Reborrowing. Once the Term Loan is repaid or prepaid, it cannot be reborrowed.

(e)	Payments. All payments (including prepayments) to be made by Borrower under any Debt Document shall be made in immediately available funds in U.S. dollars, without setoff or counterclaim to the Collection Account (as defined below) before 11:00 a.m. Connecticut time on the date when due. All payments received by Agent after 11:00 a.m. Connecticut time on any Business Day or at any time on a day that is not a Business Day shall be deemed to be received on the next Business Day. Whenever any payment required under this Agreement would otherwise be due on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension. All regularly scheduled payments due to Agent and Lenders under Section 2.3(b) shall be effected by automatic debit of the appropriate funds from Borrower’s operating account specified on the EPS Setup Form (as defined below). For purposes of calculating interest, all payments will be deemed received three (3) Business Days after Agent’s receipt thereof in accordance with this Section. As used herein, the term “Collection Account” means the following account of Agent (or such other account as Agent shall identify to Borrower in writing):
Bank Name: Deutsche Bank
Bank Address: New York, NY
ABA#: 021 001 033
Account #: 50271079
Account Name: HH Cash Flow Collections
Ref: EntreMed, Inc./ HFS2669
(f)	Withholdings and Increased Costs. All payments shall be made free and clear of any taxes, withholdings, duties, impositions or other charges, such that Agent and Lenders will receive the entire amount of any Obligations (as defined below), regardless of source of payment. If Agent or any Lender shall have determined, in the exercise of such party’s commercially reasonable discretion, that the introduction of or any change in, after the date hereof, any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order reduces the rate of return on Agent or such Lender’s capital as a consequence of its obligations hereunder or increases the cost to Agent or such Lender of agreeing to make or making, funding or maintaining the Term Loan, then Borrower shall have the right either (i) within thirty (30) days after demand by Agent or such Lender (with a copy of such demand to Agent), promptly to pay to Agent for its own account or for the account of such Lender, as the case may be, additional amounts sufficient to compensate Agent or such Lender for such reduction or for such increased cost (such reduction or increased cost, as applicable and collectively, the “Increased Costs”) or (ii) to prepay the Term Loan in full (together with the Increased Costs) but without any prepayment fee described in Section 2.4. A certificate as to the amount of such reduction or such increased cost submitted by Agent or such Lender (with a copy to Agent) to Borrower shall be conclusive and binding on Borrower, absent manifest error. This provision shall survive the termination of this Agreement.

(g)	Loan Records. Each Lender shall maintain in accordance with its usual practice accounts evidencing the Obligations of Borrower to such Lender resulting from such Lender’s Pro Rata Share of the Term Loan, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Agent shall maintain in accordance with its usual practice a loan account on its books to record the Term Loan and any other extensions of credit made by Lenders hereunder, and all payments thereon made by Borrower. The entries made in the such accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or Agent to maintain any such account shall affect the obligations of Borrower to repay the Obligations in accordance with their terms.

     2.4. Prepayments. Borrower shall have the right to voluntarily prepay, upon 5 Business Days’ prior written notice to Agent, the Term Loan in full or in part. Upon the date of (a) any voluntary prepayment of the Term Loan in accordance with the immediately preceding sentence or (b) any mandatory prepayment of the Term Loan required under this Agreement (whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for the ratable benefit of the Lenders, a sum equal to (a) all outstanding principal (or such portion of principal being prepaid) plus accrued interest thereon with respect to the Term Loan, and (b) a prepayment premium (as yield maintenance for loss of bargain and not as a penalty) equal to: (i) 3% on such prepayment amount, if such prepayment is made on or before the one year anniversary of the Closing Date, (ii) 2% on such prepayment amount, if such prepayment is made after the one year anniversary of the Closing Date but on or before the two year anniversary of the Closing Date, and (iii) 1% on such prepayment amount, if such prepayment is made after the two year anniversary of the Closing Date but on or before the Term Loan Maturity Date; provided, however, that Borrower shall not be obligated to pay the amounts described in clauses (i), (ii) or (iii) above (A) in connection with a prepayment in full of the Term Loan and the other Obligations hereunder in the event that Borrower has requested in writing that the Requisite Lenders consent to a transaction that is not permitted under Section 7.5 and the Requisite Lenders have not consented to such transaction on or prior to the Response Date (as defined below) in accordance with Section 10.8 or (B) in connection with a prepayment in full of the Term Loan and the other Obligations hereunder if each of the following conditions are satisfied: (1) Borrower has requested in writing that the Requisite Lenders consent to a sale of Borrower’s right to receive payments under Section 2.06 of the Thalidomide Royalty Agreement (as defined below) (any such proposed sale, a “Thalidomide Sale”), (2) Requisite Lenders have not consented in writing to such Thalidomide Sale within ten (10) Business Days after receipt of such request, (3) Borrower repays in full the Term Loan and all other Obligations hereunder and terminates this Agreement, (4) the repayment of the Term Loan and all other Obligations hereunder in full are made using a portion of the proceeds of such Thalidomide Sale, and (5) Borrower delivers to Agent at the time of the repayment of the Term Loan a certified, executed copy of the purchase agreement relating to such consummated Thalidomide Sale. Nothing in the preceding sentence shall constitute the consent by the Agent or any Lender to any Thalidomide Sale during the term of this Agreement, unless such consent is in writing and authorized by the Requisite Lenders.
     2.5. Late Fees. If Agent does not receive any Scheduled Payment or other payment under any Debt Document from Borrower within 3 days after its due date, then, at Agent’s election, Borrower agrees to pay to Agent for the ratable benefit of all Lenders, a late fee equal to (a) 5% of the amount of such unpaid payment or (b) such lesser amount that, if paid, would not cause the interest and fees paid by Borrower under this Agreement to exceed the Maximum Lawful Rate (as defined below) (the “Late Fee”).
     2.6. Default Rate. The Term Loan and other Obligations shall bear interest, at the option of Agent or upon the request of the Requisite Lenders (as defined below), from and after the occurrence and during the continuation of an Event of Default (as defined below), at a rate equal to the lesser of (a) 5% above the rate of interest applicable to such Obligations as set forth in Section 2.3(a) immediately prior to the occurrence of the Event of Default and (b) the Maximum Lawful Rate (the “Default Rate”). The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit the Agent’s or any Lender’s right or remedies hereunder. All interest payable at the Default Rate shall be payable on demand.
     2.7. Lender Fees. Prior to the advance of the Term Loan, in consideration for Lenders’ agreement to underwrite the transaction contemplated by this Agreement, Borrower has paid to Agent, for the ratable benefit of Lenders, and Agent hereby acknowledges receipt of, a payment in the amount of $200,000 (the “Upfront Payment”). The Upfront Payment shall be applied as follows: (a) a portion of the Upfront Payment in an amount equal to $100,000 has been fully earned by Lenders, in accordance with their Pro Rata Shares as a non-refundable underwriting fee, and (b) the balance of the Upfront Payment in an amount equal to $100,000 shall be applied to the interim interest payment due pursuant to Section 2.3(c).

     2.8. Maximum Lawful Rate. Anything herein, any Note or any other Debt Document (as defined below) to the contrary notwithstanding, the obligations of Borrower hereunder and thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Agent and Lenders would be contrary to the provisions of any law applicable to Agent and Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by Agent and Lenders, and in such event Borrower shall pay Agent and Lenders interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent and Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of the Term Loan as otherwise provided in this Agreement, the Note or any other Debt Document.
     2.9. Authorization and Issuance of the Warrants; Registration Rights; Notices with Respect to Warrants.
(a)	Borrower has duly authorized the issuance and sale to Lenders of stock purchase warrants substantially in the form of the warrant attached hereto as Exhibit F (collectively, the “Warrants”) evidencing Lenders’ right to acquire their respective Pro Rata Share of an aggregate 250,000 shares of common stock of Borrower at an exercise price of $2.00 per share. The exercise period shall expire 5 years from the date such Warrant is issued. Subject to the terms and conditions, and in reliance upon the representations, warranties and agreements, set forth herein, on the Closing Date Borrower shall sell to Lenders, and Lenders shall purchase from Borrower, the Warrants.

(b)	At any time after the date hereof, Lenders, acting jointly and not individually, may request in writing that Borrower file a registration statement under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and resale of any common stock of Borrower acquired by Lenders upon exercise or conversion of the Warrants (the “Warrant Shares”). Such registration may be made pursuant to a registration statement on Form S-3 (or any successor form that permits the incorporation by reference of future filings by the Borrower under the Securities Exchange Act of 1934, as amended), and such registration statement shall be filed as a “shelf” registration statement pursuant to Rule 415 under the Act (or any successor rule). Each Lender shall furnish Borrower with all information and statements about or pertaining to such Lender in such reasonable detail and on such timely basis as is reasonably deemed by Borrower to be necessary or appropriate for the preparation of the registration statement. Borrower shall use its commercially reasonable best efforts to, in compliance with the Act and the rules and applicable forms promulgated thereunder: (1) prepare and file the registration statement as soon as practicable after receipt of notice from the Lenders, but in any event not later than thirty days from the date of receipt of written notice from the Lenders; (2) if such registration statement does not become effective automatically, to cause the registration statement and any post-effective amendments to the registration statement to be declared effective by the Securities and Exchange Commission as soon as practicable after their respective filings; (3) promptly prepare and file all required prospectus supplements and otherwise promptly update the prospectus as needed in the manner allowed by the Act and the rules and applicable forms promulgated thereunder; and (4) keep such “shelf” registration continuously effective until the earlier to occur of (a) all the Warrant Shares having been sold and (b) the Lenders being eligible to sell the Warrant Shares pursuant to Rule 144(k) under the Act. Notwithstanding the foregoing, Borrower shall have a one-time right to defer filing the registration statement pursuant to this Section 2.9(b) for a period not to exceed ninety (90) days after receipt of the request of the Lenders if Borrower shall furnish to each Lender a certificate signed by Borrower’s Chief Executive Officer or Chairman of the Board stating that, in the good faith judgment of the Board of Directors of Borrower, it would be seriously detrimental to Borrower and its stockholders for such registration statement to be completed at such time because of the existence of pending undisclosed material corporate developments. Lenders shall reimburse Borrower for each Lender’s pro rata share of the reasonable out-of-pocket costs and expenses (not to exceed $50,000, in the aggregate) incurred by Borrower in connection with registering the Warrant Shares pursuant to this Section 2.9(b). The provisions of this Section 2.9(b) shall survive the termination of this Agreement.

(c)	The Borrower hereby agrees to deliver to each Lender the certification set forth in the last paragraph of Section 3(d) of each Warrant at least thirty (30) business days prior to the proposed effective date of any merger, consolidation, sale, or other triggering event as defined in Section 3(c)(ii) or 3(c)(iii) of each Warrant. The provisions of this Section 2.9(c) shall survive the termination of this Agreement.
3. CREATION OF SECURITY INTEREST.
     3.1. Grant of Security Interest. As security for the prompt payment and performance, whether at the stated maturity, by acceleration or otherwise, of the Term Loan and other debt, obligations and liabilities of any kind whatsoever of Borrower to Agent and Lenders (whether for principal, interest, fees, expenses, prepayment premiums, indemnities, reimbursements or other sums, and whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not allowed in such case or proceeding), absolute or contingent, now existing or arising in the future, including but not limited to the payment and performance of any outstanding Notes, and any renewals, extensions and modifications of the Term Loan (such indebtedness under the Notes, Term Loan and other debt, obligations and liabilities in connection with the Debt Documents are collectively called the “Obligations”), and as security for the prompt payment and performance by the Guarantors of the “Guaranteed Obligations” as defined in the Guaranty, each Loan Party does hereby grant to Agent, on behalf of itself and Lenders, a security interest in the property listed below (all hereinafter collectively called the “Collateral”):
All of such Loan Party’s personal property of every kind and nature (except for Intellectual Property, as defined in, and to the extent excluded pursuant to, Section 3.3) whether now owned or hereafter acquired by, or arising in favor of, such Loan Party, and regardless of where located, including, without limitation, all accounts, chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, documents, equipment, financial assets, fixtures, goods, instruments, investment property, inventory, letter-of-credit rights, letters of credit, securities, supporting obligations, cash, cash equivalents, any other contract rights (including, without limitation, rights under any license agreements), or rights to the payment of money, and general intangibles, and all books and records of such Loan Party relating thereto, and in and against all additions, attachments, accessories and accessions to such property, all substitutions, replacements or exchanges therefor, all proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing (with each of the foregoing terms that are defined in the UCC having the meaning set forth in the UCC).
     Each Loan Party hereby represents and covenants that such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Each Loan Party hereby covenants that it shall give written notice to Agent promptly upon the acquisition by such Loan Party or creation in favor of such Loan Party of any commercial tort claim after the Closing Date.

     3.2. Financing Statements. Each Loan Party hereby authorizes Agent to file UCC financing statements with all appropriate jurisdictions to perfect Agent’s security interest (for the benefit of itself and the Lenders) granted hereby.
     3.3. Grant of Security Interest in Proceeds of Intellectual Property. The Collateral shall not include any intellectual property of any Loan Party, which shall be defined as any and all copyrights, trademarks, servicemarks, patents, design rights, software, trade secrets, plant protections, mask works, logos, and trade dress of a Loan Party, whether or not registered, in any jurisdiction, and any applications, registrations, claims, products, amendments, renewals, extensions, and improvements related thereto (collectively, “Intellectual Property”) now owned or hereafter acquired, or any claims for damages by way of any past, present or future infringement of any of the foregoing; provided, however, that the Collateral shall include all cash, royalty fees, other proceeds, accounts and general intangibles that consist of rights of payment or proceeds from the sale, licensing or other disposition of all or any part of, or rights in, the Intellectual Property (collectively, “Rights to Payment”). Notwithstanding anything herein to the contrary, the Collateral will include (a) Borrower’s rights under that certain Purchase Agreement dated June 15, 2001 by and between Borrower and Bioventure Investments kft (as amended, restated, supplemented or otherwise modified from time to time, the “Thalidomide Royalty Agreement”) and (b) all cash, royalty fees, other proceeds, accounts and general intangibles that consist of rights of payment or proceeds from the sale, licensing or other disposition of all or any part of, or rights in or under the Thalidomide Royalty Agreement; provided, however, that notwithstanding anything to the contrary herein, Borrower shall have the right to use all such fees and proceeds unless a Default or an Event of Default has occurred and is continuing. Notwithstanding the foregoing, to the extent it is necessary under applicable law in any bankruptcy or insolvency proceeding involving a Loan Party for Agent (on behalf of itself and Lenders) to have a security interest in the underlying Intellectual Property in order for Agent to have (i) a security interest in the Rights to Payment and (ii) a security interest in any payments with respect to Rights to Payment that are received after the commencement of such bankruptcy or insolvency proceeding, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit attachment and perfection of Agent’s security interest (on behalf of itself and Lenders) in the Rights to Payment and any payments in respect thereof that are received after the commencement of any bankruptcy or insolvency proceeding. Agent hereby agrees on behalf of itself and the Lenders that, if Agent obtains a security interest in the Intellectual Property pursuant to the immediately preceding sentence, Agent will not exercise any remedies (under the UCC or otherwise) with respect to the Intellectual Property (other than remedies with respect to Rights to Payment), and Agent will not make any filings in the United States Patent and Trademark Office with respect to the Intellectual Property.

     3.4. Termination of Security Interest. Agent’s lien on the Collateral (on behalf of itself and Lenders) shall continue until all of the Obligations are indefeasibly repaid in full in cash and all of the Commitments hereunder are terminated (the “Termination Date”). Upon the Termination Date, Agent shall, at Borrower’s sole cost and expense and without any recourse, representation or warranty, release its liens in the Collateral, and all rights remaining therein, if any, shall revert to the Loan Parties.
4. CONDITIONS OF TERM LOAN.
     4.1. Conditions Precedent to Term Loan. No Lender shall be obligated to make the Term Loan, or to take, fulfill, or perform any other action hereunder, until the following have been delivered to the Agent (the date on which the Lenders make the Term Loan after all such conditions shall have been satisfied in a manner satisfactory to Agent or waived in accordance with this Agreement, the “Closing Date”):
(a)	a counterpart of this Agreement duly executed by each Loan Party;

(b)	a certificate executed by the Secretary of each Loan Party, the form of which is attached hereto as Exhibit B (the “Secretary’s Certificate”), providing verification of incumbency and attaching (i) such Loan Party’s board resolutions approving the transactions contemplated by this Agreement and the other Debt Documents and (ii) such Loan Party’s governing documents;

(c)	Notes duly executed by Borrower in favor of each applicable Lender;

(d)	filed copies of UCC financing statements, collateral assignments, and terminations statements, with respect to the Collateral, as Agent shall request;

(e)	certificates of insurance evidencing the insurance coverage, and satisfactory additional insured and lender loss payable endorsements, in each case as required pursuant to Section 6.4 herein;

(f)	current UCC lien, judgment, bankruptcy and tax lien search results demonstrating that there are no other security interests or liens on the Collateral, other than Permitted Liens (as defined below);

(g)	a Warrant in favor of each Lender, duly executed by Borrower, the form of which is attached hereto as Exhibit F;

(h)	a certificate of good standing of each Loan Party from the jurisdiction of such Loan Party’s organization and a certificate of foreign qualification from each jurisdiction where such Loan Party’s failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined below), in each case as of a recent date acceptable to Agent;

(i)	a landlord consent and/or bailee letter in favor of Agent executed by the landlord or bailee, as applicable, for any third party location where (i) Borrower’s principal place of business, (ii) any of Borrower’s books or records or (iii) Collateral with an aggregate marketable and saleable value in excess of $25,000 is located, a form of which is attached hereto as Exhibit C-1 and Exhibit C-2, as applicable (“Access Agreement”);

(j)	a legal opinion of the Loan Parties’ counsel, in form and substance satisfactory to Agent;

(k)	a completed EPS set-up form, a form of which is attached hereto as Exhibit E (the “EPS Setup Form”);

(l)	a completed perfection certificate, duly executed by the Loan Parties, a form of which Agent previously delivered to Borrower (the “Perfection Certificate”);

(m)	one or more Account Control Agreements (as defined below), in form and substance reasonably acceptable to Agent, duly executed by the applicable Loan Parties and the applicable depository or financial institution, for each deposit and securities account (other than accounts used exclusively for payroll and withholding tax purposes) listed on the Perfection Certificate;

(n)	a pledge agreement, in form and substance satisfactory to Agent, executed by each Loan Party and pledging to Agent, for the benefit of itself and the Lenders, a security interest in (a) 100% of the shares of the outstanding capital stock, of any class, of each Subsidiary (as defined below) of such Loan Party that is incorporated under the laws of any State of the United States or the District of Columbia, (b) shares of the outstanding capital stock of any class of each Subsidiary of such Loan Party that is not incorporated under the laws of any State of the United States or the District of Columbia that constitute 65% of the total combined voting power of all capital stock of all classes of such Subsidiary and (c) any and all Indebtedness owing to such Loan Party (the “Pledge Agreement”);

(o)	a disbursement instruction letter, in form and substance satisfactory to Agent, executed by Borrower, Agent and each Lender (the “Disbursement Letter”);

(p)	a fully executed pay-off letter satisfactory to Agent confirming that all of the Indebtedness and other obligations owed under Borrower’s credit facility with Venture Lending & Leasing IV, LLC (the “Existing Indebtedness”) will be repaid in full from the proceeds of the Term Loan and all liens upon any of Borrower’s property in favor of Venture Lending and Leasing IV, LLC shall be terminated immediately upon such payment;

(q)	a guaranty, in form and substance satisfactory to Agent, executed by each Loan Party other than Borrower (in such capacity, a “Guarantor” and collectively, the “Guarantors”) and guaranteeing the payment and performance of the Obligations (the “Guaranty”);

(r)	a notice of assignment, in form and substance satisfactory to Agent, executed by Borrower, acknowledged by Royalty Pharma Finance Trust and assigning Borrower’s rights to payment under Section 2.06 of the Thalidomide Royalty Agreement to Agent, for the benefit of itself and the Lenders (the “Notice of Assignment”);

(s)	a certificate from an authorized officer of each Loan Party confirming that (i) all representations and warranties in Section 5 below shall be true as of the Closing Date and (ii) no Event of Default or any other event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default (such event, a “Default”) has occurred and is continuing or will result from the making of the Term Loan;

(t)	all other documents and instruments as Agent may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement (together with the Agreement, the Notes, the Warrant, the Perfection Certificate, the Pledge Agreement, the Secretary’s Certificate, the Disbursement Letter, the Guaranty, the Notice of Assignment and all other agreements, instruments, documents and certificates executed and/or delivered to or in favor of Agent from time to time in connection with this Agreement or the transactions contemplated hereby, the “Debt Documents”); and

(u)	Agent and Lenders shall have received the fees required to be paid by Borrower, if any, in the respective amounts specified in Section 2.7, and Borrower shall have reimbursed Agent and Lenders for all fees, costs and expenses of closing presented as of the date of this Agreement.
5. REPRESENTATIONS AND WARRANTIES OF BORROWER.
     Each Loan Party represents, warrants and covenants to Agent and each Lender that:
     5.1. Due Organization and Authorization. Such Loan Party’s exact legal name is as set forth in the preamble of this Agreement and such Loan Party is, and will remain, duly organized, existing and in good standing under the laws of the state of its formation or existence, has its chief executive office at the location specified in the preamble, and is, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect. This Agreement and the other Debt Documents have been duly authorized, executed and delivered by such Loan Party and constitute legal, valid and binding agreements enforceable in accordance with their terms. The execution, delivery and performance by such Loan Party of each Debt Document executed or to be executed by it is in each case within such Loan Party’s powers.
     5.2. Required Consents. No filing, registration, qualification with, or approval, consent or withholding of objections from, any governmental authority or instrumentality or any other entity or person is required with respect to the entry into, or performance by such Loan Party of, any of the Debt Documents, except any already obtained.
     5.3. No Conflicts. The entry into, and performance by such Loan Party of, the Debt Documents will not (a) violate any of the organizational documents of such Loan Party, (b) violate any law, rule, regulation, order, award or judgment applicable to such Loan Party, or (c) result in any breach of or constitute a default under, or result in the creation of any lien, claim or encumbrance on any of such Loan Party’s property (except for liens in favor of Agent, on behalf of itself and Lenders) pursuant to, any indenture, mortgage, deed of trust, bank loan, credit agreement, or other Material Agreement (as defined below) to which such Loan Party is a party. As used herein, “Material Agreement” shall mean (i) any agreement or contract to which such Loan Party is a party and involving the receipt or payment of amounts in the aggregate exceeding $250,000 per year, (ii) any agreement or contract to which such Loan Party is a party the termination of which could reasonably be expected to have a Material Adverse Effect and (iii) each agreement relating to the Subordinated Indebtedness (as defined below). A description of all Material Agreements as of the Closing Date is set forth on Schedule B hereto.
     5.4. Litigation. Except as set forth on Schedule B hereto, there are no actions, suits, proceedings or investigations pending against or affecting such Loan Party before any court, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any basis thereof, which involves the possibility of any judgment or liability that could reasonably be expected to have a Material Adverse Effect, or which questions the validity of the Debt Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, nor does such Loan Party have reason to believe that any such actions, suits, proceedings or investigations are threatened. As used in this Agreement, the term “Material Adverse Effect” shall mean with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, assets, or properties of the Borrower, individually, or the Loan Parties, as a whole, (b) the rights and remedies of Agent or Lenders (other than immaterial rights) under any Debt Document, (c) the ability of a Loan Party to perform any of its obligations (other than immaterial obligations) under any Debt Document to which it is a party, (d) the legality, validity or enforceability of any Debt Document, or (e) the existence, perfection or priority of any security interest granted in any Debt Document.

     5.5. Financial Statements. All financial statements delivered to Agent and Lenders pursuant to Section 6.3 have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end and audit adjustments), and since the date of the most recent audited financial statement, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect. There has been no material adverse deviation from the most recent annual operating plan of Borrower delivered to Agent and Lenders in accordance with Section 6.3.
     5.6. Use of Proceeds. The proceeds of the Term Loan shall be used for working capital purposes and to refinance the Existing Indebtedness.
     5.7. Collateral. Such Loan Party is, and will remain, the sole and lawful owner, and in possession of, its respective Collateral, and has the sole right and lawful authority to grant the security interest described in this Agreement. Such Loan Party’s Collateral is, and will remain, free and clear of all liens, claims and encumbrances of any kind whatsoever, except for (a) liens in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, (b) liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Loan Party in accordance with GAAP and which do not involve, in the reasonable judgment of Agent, any risk of the sale, forfeiture or loss of any of the Collateral with a value in excess of $50,000 in the aggregate (a “Permitted Contest”), (c) liens existing on the date hereof and set forth on Schedule B hereto, (d) liens securing Indebtedness (as defined below) permitted under Section 7.2(d) below, provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 20 days after the, acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (ii) such liens do not extend to any property of such Loan Party other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness, (e) liens securing Indebtedness (as defined below) permitted under Section 7.2(c), and (f) licenses described in Section 7.3(b) below (all of such liens described in the foregoing clauses (a) through (f) are called “Permitted Liens”).
     5.8. Compliance with Laws. Such Loan Party is and will remain in full compliance with all laws, statutes, ordinances, rules and regulations applicable to it including, without limitation, (a) ensuring that no person who owns a controlling interest in or otherwise controls such Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (b) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations, (c) meeting the minimum funding requirements of the United States Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) with respect to any employee benefit plans subject to ERISA, (d) such Loan Party is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 and (e) such Loan Party is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

     5.9. Intellectual Property. The Intellectual Property is and will remain free and clear of all liens, claims and encumbrances of any kind whatsoever, except for Permitted Liens described in clauses (b)(i) and (e) of Section 5.7. Such Loan Party has not and will not enter into any other agreement or financing arrangement in which a negative pledge in such Loan Party’s Intellectual Property is granted to any other party. Such Loan Party does not have any interest in, or title to any Intellectual Property except as disclosed in the Perfection Certificate. Such Loan Party owns or has rights to use all Intellectual Property necessary to the conduct of its business as currently conducted by it, without any actual (or claimed in writing) and material infringement upon the rights of third parties.
     5.10. Solvency. Both before and after giving effect to the Term Loan, the transactions contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, such Loan Party is and will be Solvent. As used herein, “Solvent” means, with respect to such Loan Party on a particular date, that on such date such Loan Party (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) required to be classified upon a balance sheet as liabilities in accordance with GAAP, and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due; and (d) is not “insolvent” within the meaning of Section 101 (32) of the United States Bankruptcy Code (11 U.S.C. § 101, et. seq.), as amended. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
     5.11. Taxes; Pension. All tax returns, reports and statements, including information returns, required by any governmental authority to be filed by such Loan Party have been filed with the appropriate governmental authority and all taxes, levies, assessments and similar charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding taxes, levies, assessments and similar charges or other amounts which either (i) are the subject of a Permitted Contest or (ii) involve amounts less than $275,000 in the aggregate. Proper and accurate amounts have been withheld by such Loan Party from its respective employees for all periods in compliance with applicable laws and such withholdings have been timely paid to the respective governmental authorities. Such Loan Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and such Loan Party has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental authority.

     5.12. Full Disclosure. Such Loan Party hereby confirms that all of the information disclosed on the Perfection Certificate is true, correct and complete as of the date of this Agreement. No representation, warranty or other statement made by or on behalf of such Loan Party contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
6. AFFIRMATIVE COVENANTS.
     6.1. Good Standing. Each Loan Party shall maintain its and each of its Subsidiaries’ existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in full force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect. “Subsidiary” means, with respect to a Loan Party, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting capital stock (or other voting equity interest) is, at the time, owned or controlled, directly or indirectly by, such Loan Party or one or more Subsidiaries of such Loan Party, and, unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.
     6.2. Notice to Agent. Borrower shall provide Agent with (a) notice of any change in the accuracy of the Perfection Certificate or any of the representations and warranties provided in Section 5 above, promptly (but in any event within 3 Business Days) after the date on which any officer of Borrower obtains knowledge of the occurrence of any such change, (b) notice of the occurrence of any Default or Event of Default, immediately upon the occurrence of any such event, (c) copies of all statements, reports and notices made available generally by Borrower to its securityholders or to any holders of Subordinated Indebtedness (as defined below), and all notices sent to Borrower by the holders of such Subordinated Indebtedness, promptly, but in any event within 3 days of delivering or receiving such information to or from such persons, (d) a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more promptly (but in any event within 3 Business Days) upon receipt of notice thereof, (e) any new applications or registrations that Borrower has made or filed in respect of any Intellectual Property or a change in status of any outstanding application or registration within 5 Business Days of such application, filing or change in status and (f) copies of all statements, reports and notices delivered to or by Borrower in connection with the Thalidomide Royalty Agreement promptly but in any event within 3 days of delivering or receiving such information.
     6.3. Financial Statements. Borrower shall deliver to Agent and Lenders quarterly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements and annual audited consolidated and, if available, consolidating statements, within 5 days after the statements are required to be provided to the Securities and Exchange Commission (“SEC”). All such statements are to be prepared using GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end and audit adjustments) and are to be in compliance with SEC requirements. All financial statements delivered pursuant to this Section 6.3 shall be accompanied by a compliance certificate, signed by the chief financial officer of Borrower, in the form attached hereto as Exhibit D. Borrower shall deliver to Agent and Lenders (i) as soon as available and in any event not later than 90 days after the end of each fiscal year of Borrower, an annual operating plan for Borrower, on a consolidated and, if available, consolidating basis, approved by the Board of Directors of Borrower, for the current fiscal year, in form and substance satisfactory to Agent and (ii) such budgets, sales projections, or other financial information as Agent or any Lender may reasonably request from time to time generally prepared by Borrower in the ordinary course of business. The Borrower hereby agrees that, notwithstanding any repayment of the Term Loan or termination of this Agreement, Borrower shall continue to deliver to each Lender the documents required under this Section 6.3 until each of the Warrants have either expired by their terms or been exercised; provided that any operating plan, budget, projections or such other nonpublic information provided under this sentence shall continue to be subject to the confidentiality provisions of Section 10.13. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

     6.4. Insurance. Borrower, at its expense, shall maintain, and shall cause each Subsidiary to maintain, insurance (including, without limitation, comprehensive general liability, hazard, and business interruption insurance) with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies not materially different from those existing on the Closing Date. Borrower shall deliver to Agent certificates of insurance evidencing such coverage, together with endorsements to such policies naming Agent as a lender loss payee or additional insured, as appropriate, in form and substance satisfactory to Agent. Each policy shall provide for coverage to Agent, on behalf of itself and Lenders, regardless of the breach by Borrower of any warranty or representation made therein, shall not be subject to co-insurance, and shall provide that coverage may not be canceled or altered by the insurer except upon 30 days prior written notice to Agent. Borrower appoints Agent as its attorney-in-fact to make, settle and adjust all claims under and decisions with respect to Borrower’s policies of insurance, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Notwithstanding the foregoing, Agent shall not act as Borrower’s attorney-in-fact unless an Event of Default has occurred and is continuing. The appointment of Agent as Borrower’s attorney in fact is a power coupled with an interest and is irrevocable until all of the Obligations are indefeasibly paid in full. Proceeds of insurance shall be applied, at the option of Agent, to repair or replace the Collateral or to reduce any of the Obligations.
     6.5. Taxes. Borrower shall, and shall cause each Subsidiary to, timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto.
     6.6. Agreement with Landlord/Bailee. Each Loan Party shall obtain and maintain such Access Agreement(s) with respect to any real property on which Collateral is located (other than real property owned by such Loan Party) as Agent may require.
     6.7. Protection of Intellectual Property. Each Loan Party shall take all necessary actions to: (a) protect, defend and maintain the validity and enforceability of all of its Intellectual Property that is material to such Loan Party’s business, (b) promptly advise Agent in writing of material infringements of any of its Intellectual Property that is material to such Loan Party’s business, (c) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent, and (d) notify Agent immediately if it knows or has reason to know that any application or registration relating to any patent, trademark or copyright (now or hereafter existing) that is material to such Loan Party’s business may become abandoned or dedicated, or if any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Loan Party’s ownership of any Intellectual Property that is material to such Loan Party’s business, its right to register the same, or to keep and maintain the same. Each Loan Party shall remain liable under each of its Intellectual Property licenses pursuant to which it is a licensee (“Licenses”) to observe and perform all of the conditions and obligations to be observed and performed by it thereunder. None of Agent or any Lender shall have any obligation or liability under any such License by reason of or arising out of this Agreement, the granting of a lien, if any, in such License or the receipt by Agent (on behalf of itself and Lenders) of any payment relating to any such License. None of Agent or any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or which it may be entitled at any time or times.

     6.8. Special Collateral Covenants.
(a)	Until the occurrence of any Event of Default, each Loan Party shall remain in possession of its respective Collateral at the locations specified on the Perfection Certificate; except that Agent, on behalf of itself and Lenders, shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral, and (ii) any other Collateral in which Agent’s security interest (on behalf of itself and Lenders) may be perfected only by possession. Agent may inspect (and representatives of any Lender may accompany Agent on any such inspection) any of the Collateral during normal business hours, and in the absence of a Default or an Event of Default, after giving Borrower reasonable prior notice. If Agent asks, each Loan Party will promptly notify Agent in writing of the location of any its respective Collateral.

(b)	Each Loan Party shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted, and (iii) use and maintain the Collateral only in compliance with manufacturers’ recommendations and all applicable laws.

(c)	Agent and Lenders do not authorize and each Loan Party agrees it shall not (i) part with possession of any of the Collateral (except to Agent (on behalf of itself and Lenders), for maintenance and repair or for a Permitted Disposition), or (ii) remove any of the Collateral from the continental United States.

(d)	Each Loan Party shall pay promptly when due all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Debt Documents. At its option, Agent may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Debt Documents. Each Loan Party agrees to reimburse Agent, on demand, all costs and expenses incurred by Agent in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Obligations.

(e)	Each Loan Party shall, at all times, keep accurate and complete records of the Collateral, and Agent shall have the right to inspect and make copies of all of the Loan Parties books and records relating to the Collateral during normal business hours, and in the absence of a Default or an Event of Default, after giving the applicable Loan Party reasonable prior notice.

(f)	Each Loan Party agrees and acknowledges that any third person who may at any time possess all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders). Agent may at any time give notice to any third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders).
     6.9. Cytokine Dissolution. On or prior to December 31, 2007, Borrower shall deliver to Agent, in form and substance reasonably satisfactory to Agent, evidence of the dissolution of Cytokine Sciences, Inc., a Delaware corporation (such entity, “Cytokine”, and such dissolution, the “Cytokine Dissolution”).
     6.10. Further Assurances. Each Loan Party shall, upon request of Agent, furnish to Agent such further information, execute and deliver to Agent such documents and instruments (including, without limitation, UCC financing statements) and shall do such other acts and things as Agent may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement and the other Debt Documents.
7. NEGATIVE COVENANTS
     7.1. Liens. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any lien, security interest, claim or encumbrance or grant any negative pledges on any Collateral or Intellectual Property, except Permitted Liens.
     7.2. Indebtedness. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (as hereinafter defined), except for (a) the Obligations, (b) Indebtedness existing on the date hereof and set forth on Schedule B hereto, (c) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness (when taken together with all Indebtedness incurred under Section 7.2(d)) does not exceed $1,000,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made) and (d) unsecured Indebtedness in an aggregate amount (when taken together with all Indebtedness incurred under Section 7.2(c)) not to exceed $1,000,000 at any time that is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent (“Subordinated Indebtedness”). The term “Indebtedness” shall mean, with respect to any person, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such person to pay the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business and not past due by more than 90 days, (iv) all capital lease obligations of such person, (v) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (vi) all obligations of such person to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (vii) all contingent or non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (viii) all equity securities of such person subject to repurchase or redemption otherwise than at the sole option of such person, (ix) all “earnouts” and similar payment obligations of such person (other than those “earnout” obligations described on Schedule B hereto), (x) all indebtedness secured by a lien on any asset of such person, whether or not such indebtedness is otherwise an obligation of such person, (xi) all obligations of such person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (xii) all obligations or liabilities of others guaranteed by such person.

     7.3. Dispositions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, convey, sell, rent, lease, sublease, mortgage, license, transfer or otherwise dispose of (collectively, “Transfer”) any of the Collateral or any Intellectual Property, except for the following (collectively, “Permitted Dispositions”): (a) sales of Inventory in the ordinary course of business, (b) non-exclusive licenses for the use of Borrower’s Intellectual Property, in the ordinary course of business, (c) the Cytokine Dissolution and (d) exclusive licenses for the use of Borrower’s Intellectual Property, so long as, with respect to each such exclusive license, (i) no Default or Event of Default exists at the time of such Transfer, (ii) the license constitutes an arms-length transaction made in connection with a bona fide corporate collaboration in the ordinary course of business and does not constitute a sale or assignment of any Intellectual Property, (iii) the Borrower delivers 10 days prior written notice and a brief summary of the terms of the license to Agent, (iv) the Borrower delivers to Agent copies of the final executed licensing documents in connection with the license promptly upon consummation of the license, and (v) all royalties, milestone payments or other proceeds arising from the licensing agreement are paid to a deposit account that is governed by an Account Control Agreement.
     7.4. Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) change its name or its state of organization without 30 days prior written notification to Agent and the receipt by Borrower of written confirmation from Agent that all actions necessary to maintain the liens of Agent (on behalf of itself and Lenders) in the Collateral have been satisfied, (b) relocate its chief executive office without 30 days prior written notification to Agent, (c) engage in any business other than or reasonably related or incidental to drug research, development and commercialization, (d) cease to conduct business as described in the foregoing clause (c), or (e) change its fiscal year end.
     7.5. Mergers or Acquisitions. No Loan Party shall merge or consolidate, and no Loan Party shall permit any of its Subsidiaries to merge or consolidate, with or into any other person or entity (other than mergers of a Subsidiary into Borrower in which Borrower is the surviving entity) or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person or entity. Notwithstanding the foregoing, a Loan Party may acquire all or substantially all of the assets or stock of another person or entity (such person or entity, the “Target”) so long as (a) Agent and each Lender shall receive at least ten (10) Business Days’ prior written notice of such proposed acquisition, which notice shall include a reasonably detailed description of such proposed acquisition; (b) such acquisition shall only comprise a business, or those assets of a business, substantially of the type engaged in by the Loan Parties as of the Closing Date; (c) such acquisition shall be consensual and shall have been approved by Target’s board of directors or similar governing body (as applicable); (d) the purchase price paid and/or payable (whether in cash, stock or other form of consideration) in connection with all acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrower and Target) shall not exceed $5,000,000 in the aggregate for all acquisitions during the term hereof; (e) Agent shall have received evidence satisfactory to Agent that Borrower has, at the time of and after giving effect to such acquisition, unrestricted cash and Cash Equivalents (as defined below) as shown on the consolidated balance sheet of Borrower and its consolidated Subsidiaries (collectively, “Balance Sheet Cash”) in an amount equal to or greater than the product of (i) eighteen times (ii) the Cash Burn Amount (as defined below); (f) the business and assets acquired in such Permitted Acquisition shall be free and clear of all liens (other than Permitted Liens); (g) at or prior to the closing of any permitted acquisition, Agent will be granted a first priority perfected lien (subject to Permitted Liens) in all assets acquired pursuant thereto or in the assets and stock of Target, and the Loan Parties and Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith; (h) on or prior to the date of such acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent; and (i) at the time of such acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

As used herein, the term “Cash Burn Amount” means, with respect to Borrower and its consolidated Subsidiaries, as of any date of determination and based on the financial statements most recently delivered to Agent and the Lenders in accordance with this Agreement, the difference between:
(a)	the product of (i) the sum of, without duplication, (A) net income (loss), plus (B) depreciation and amortization, minus (C) non-financed capital expenditures, in each case of clauses (A), (B) and (C), for the immediately preceding eighteen month period on a trailing basis, divided by (ii) eighteen, minus

(b)	the product of (i) the current portion of interest bearing liabilities due and payable in the immediately succeeding 18 months divided by (ii) eighteen.
     7.6. Restricted Payments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease or purchase any capital stock (other than the payment of dividends to Borrower), (b) make any payment in respect of management fees or consulting fees (or similar fees) to any equityholder or other affiliate of Borrower that owns more than 1% of the stock of Borrower, (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower, or (d) purchase or make any payment on or with respect to any Subordinated Indebtedness, except as expressly permitted by the subordination terms thereof that have been approved by Agent; provided, however, that notwithstanding the foregoing Borrower shall be permitted to make payments to (i) Borrower’s Scientific Advisory Board members in an aggregate amount not exceeding $170,000 in any calendar year, (ii) members of Borrower’s board of directors in an aggregate amount not exceeding $250,000 in any calendar year or such greater amount that is (1) approved by the board of directors of Borrower and (2) consistent with industry compensation standards, (iii) the parties to whom the “earnout” obligations described on Schedule B are owing in an amount equal to all such earnout obligations and (iv) the stockholders of Cytokine upon and in conjunction with the Cytokine Dissolution in an amount equal to such stockholder’s pro rata share of the assets of Cytokine; provided, further, however, that the Loan Parties may not pay in cash (but the Loan Parties may pay in common stock of Borrower) the payments permitted under clauses (ii) and (iii) above if any Event of Default exists at the time of such payment or after giving effect thereto.
     7.7. Investments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (a) acquire or own, or make any loan, advance or capital contribution (an “Investment”) in or to any person or entity (other than another Loan Party), (b) acquire or create any Subsidiary, or (c) engage in any joint venture or partnership with any other person or entity, other than:

(i) Investments existing on the date hereof and set forth on Schedule B hereto, (ii) Investments in cash and Cash Equivalents (as defined below), and (iii) loans or advances to employees of Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business, provided that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (iii) shall not exceed $250,000 at any time (collectively, the “Permitted Investments”). The term “Cash Equivalents” means (v) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (w) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (x) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any entity organized under the laws of any state of the United States, or any corporate obligation or note rated “AAA” by S&P or Moody’s, (y) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (z) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (v), (w), (x) or (y) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (v), (w), (x) and (y) above shall not exceed 365 days.
     7.8. Transactions with Affiliates. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate (as defined below) of Borrower or any Subsidiary except for transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no more favorable to such Affiliate of Borrower or such Subsidiary than would be obtained in an arm’s length transaction. As used herein, “Affiliate” shall mean, with respect to Borrower or any Subsidiary, (a) each person that, directly or indirectly, owns or controls 10% or more of the stock or membership interests having ordinary voting power in the election of directors or managers of Borrower or any Subsidiary, and (b) each person that controls, is controlled by or is under common control with Borrower or any Subsidiary.
     7.9. Compliance. No Loan Party shall (a) fail to comply with the laws and regulations described in Section 5.8 herein, (b) use any portion of the Term Loan to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or (c) fail to comply with or violate any other law or regulation, the failure or violation of which could reasonably be expected to have a Material Adverse Effect, or permit any Subsidiary to do any of the foregoing.
     7.10. Deposit Accounts and Securities Accounts. Other than with respect to deposit accounts used solely to fund payroll and withholding taxes, no Loan Party shall directly or indirectly maintain or establish any deposit account or securities account, unless Agent, such Loan Party and the depository institution or securities intermediary at which the account is or will be maintained enter into a deposit account control agreement or securities account control agreement, as the case may be (an “Account Control Agreement”), in form and substance satisfactory to Agent (which agreement shall provide that such depository institution or securities intermediary shall comply with all instructions of Agent without further consent of such Loan Party, including, without limitation, an instruction by Agent to follow a notice of exclusive control or similar notice (such notice, a “Notice of Exclusive Control”)), prior to or concurrently with the establishment of such deposit account or securities account (or in the case of any such deposit account or securities account maintained as of the date hereof, prior to or concurrently with the entering into this Agreement). Agent may give a Notice of Exclusive Control with respect to any deposit account or securities account at any time at which a Default or Event of Default has occurred and is continuing. Borrower shall request in writing and otherwise take such reasonable steps to ensure that all account debtors under the Thalidomide Royalty Agreement forward payment directly to an account governed by an Account Control Agreement. Miikana shall, or Borrower shall cause Miikana to, (a) close account numbers 1892564210 and 1892564228 at Comerica Bank (collectively, the “Comerica Accounts”) on or before the 90th day after the Closing Date, (b) maintain a balance of not more than $50,000 in account number 5206068 at Canada Trust (the “Canada Trust Account”) and (c) promptly deliver to Agent documents and information with respect to the Comerica Accounts and Canada Trust Account as Agent may reasonably request.

     7.11. Amendments to Certain Material Agreements. Borrower shall not amend, modify or waive any provision of (a) the Thalidomide Royalty Agreement or (b) any document relating to any of the Subordinated Indebtedness, in each case without the prior written consent of Agent and the Requisite Lenders.
8. DEFAULT AND REMEDIES.
     8.1. Events of Default. The Loan Parties shall be in default under this Agreement and each of the other Debt Documents if (each of the following, an “Event of Default”):
(a)	Borrower shall fail to pay (i) any principal when due, or (ii) any interest, fees or other Obligations (other than as specified in clause (i) within a period of 7 days after the due date thereof (other than on the Term Loan Maturity Date));

(b)	any Loan Party breaches any of its obligations under Section 6.1 (solely as it relates to maintaining its existence), Section 6.2 or Article 7;

(c)	Borrower breaches its obligations under the first sentence of Section 6.3 and fails to cure such breach within 5 days after the date on which Agent delivers written notice of such breach to Borrower;

(d)	any Loan Party breaches any of its other obligations under any of the Debt Documents and fails to cure such breach within 30 days after the earlier of (i) the date on which an officer of such Loan Party becomes aware of such failure and (ii) the date on which written notice shall have been given to Borrower from Agent;

(e)	any warranty, representation or statement made or deemed made by or on behalf of any Loan Party in any of the Debt Documents or otherwise in connection with any of the Obligations shall be false or misleading in any material respect at the time such warranty, representation or statement was made or deemed to be made;

(f)	any of the Collateral with a value in excess of $100,000 in the aggregate is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against any Loan Party or any of the Collateral, which in the good faith judgment of Agent subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk;

(g)	one or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $50,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged for a period of 10 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(h)	(i) any Loan Party or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or any action sought in such proceedings shall occur or (iii) any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(i)	any Loan Party files any amendment or termination statement relating to a filed financing statement describing the Collateral;

(j)	an event or development occurs which has a Material Adverse Effect if such default shall have continued unremedied for a period of 5 Business Days after written notice from Agent;

(k)	(i) any provision of any Debt Document shall fail to be valid and binding on, or enforceable against, a Loan Party party thereto, (ii) any Debt Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected lien with the priority required in the relevant Debt Document or (iii) any subordination provision set forth in any document evidencing or relating to the Subordinated Indebtedness shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, or any agent for or holder of the Subordinated Indebtedness (or such person shall so state in writing), or any Loan Party shall state in writing that any of the events described in clause (i), (ii) or (iii) above shall have occurred;

(l)	any Loan Party or any Subsidiary of a Loan Party defaults under (1) any Material Agreement or (2) any other material obligation for (i) borrowed money, (ii) the deferred purchase price of property or (iii) payments due under any lease agreement; or

(m)	(i) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of more than forty percent (40%) of the voting power of the voting stock of Borrower by way of merger or consolidation or otherwise, (ii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower cease for any reason other than death or disability to constitute a majority of the directors then in office, (iv) Borrower ceases to own and control, directly or indirectly, 100% of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of Miikana or (v) the occurrence of any “change of control” or any term of similar effect under any Subordinated Indebtedness document.
     8.2. Lender Remedies. Upon the occurrence of any Event of Default, Agent may, and at the written request of the Requisite Lenders shall, terminate the Commitments and declare any or all of the Obligations to be immediately due and payable, without demand or notice to any Loan Party and the accelerated Obligations shall bear interest at the Default Rate pursuant to Section 2.6, provided that, upon the occurrence of any Event of Default specified in Section 8.1(h) above, the Obligations shall be automatically accelerated. After the occurrence of an Event of Default, Agent shall have (on behalf of itself and Lenders) all of the rights and remedies of a secured party under the UCC, and under any other applicable law. Without limiting the foregoing, Agent shall have the right to, and at the written request of the Requisite Lenders shall, (a) notify any account debtor of any Loan Party or any obligor on any instrument which constitutes part of the Collateral to make payments to Agent (for the benefit of itself and Lenders), (b) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (c) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at such sale, or (d) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the Obligations in accordance with Section 8.4. If requested by Agent, the Loan Parties shall promptly assemble the Collateral and make it available to Agent at a place to be designated by Agent. Agent may also render any or all of the Collateral unusable at a Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs. Any notice that Agent is required to give to any Loan Party under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this Agreement at least 5 days prior to such action. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Agent (and any of Agent’s designated officers or employees) as such Loan Party’s true and lawful attorney to: (i) take any of the actions specified above in this paragraph; (ii) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Agent’s possession; (iii) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (iv) do such other and further acts and deeds in the name of such Loan Party that Agent may deem necessary or desirable to enforce its rights in or to any of the Collateral or to perfect or better perfect Agent’s security interest (on behalf of itself and Lenders) in any of the Collateral. The appointment of Agent as each Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until the Termination Date.
     8.3. Additional Remedies. In addition to the remedies provided in Section 8.2 above, each Loan Party hereby grants to Agent (on behalf of itself and Lenders) and any transferee of Collateral, for purposes of exercising its remedies as provided herein, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Loan Party) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

     8.4. Application of Proceeds. Proceeds from any Transfer of the Collateral or the Intellectual Property (other than Permitted Dispositions) and all payments made to or proceeds of Collateral received by Agent during the continuance of an Event of Default shall be applied as follows: (a) first, to pay all fees, costs, indemnities, reimbursements and expenses then due to Agent under the Debt Documents in its capacity as Agent under the Debt Documents, (b) second, to pay all fees, costs, indemnities, reimbursements and expenses then due to Lenders under the Debt Documents in accordance with their respective Pro Rata Shares, until paid in full, (c) third, to pay all interest on the Term Loan then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full (other than interest accrued after the commencement of any proceeding referred to in Section 8.1(h) if a claim for such interest is not allowable in such proceeding), (d) fourth, to pay all principal on the Term Loan then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full (e) fifth, to pay all other Obligations then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full (including, without limitation, all interest accrued after the commencement of any proceeding referred to in Section 8.1(h) whether or not a claim for such interest is allowable in such proceeding), and (f) sixth, to Borrower or as otherwise required by law. Borrower shall remain fully liable for any deficiency.
9. THE AGENT.
     9.1. Appointment of Agent.
(a)	Each Lender hereby appoints GECC (together with any successor Agent pursuant to Section 9.9) as Agent under the Debt Documents and authorizes the Agent to (a) execute and deliver the Debt Documents and accept delivery thereof on its behalf from the Loan Parties, (b) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Debt Documents and (c) exercise such powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of Agent and Lenders and none of the Loan Parties nor any other person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Debt Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Debt Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Debt Document or otherwise a fiduciary or trustee relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Debt Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by GECC or any of its affiliates in any capacity.

(b)	Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Debt Documents (including in any other bankruptcy, insolvency or similar proceeding), and each person making any payment in connection with any Debt Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and Lenders with respect to any Obligation in any proceeding described in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for Agent and each Lender for purposes of the perfection of all liens created by the Debt Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the liens created or purported to be created by the Debt Documents, (vi) except as may be otherwise specified in any Debt Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Debt Documents, applicable law or otherwise and (vii) execute any amendment, consent or waiver under the Debt Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Debt Document by or through any trustee, co-agent, employee, attorney-in-fact and any other person (including any Lender). Any such person shall benefit from this Article 9 to the extent provided by Agent.

(c)	If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Debt Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Debt Document (a) if such action would, in the opinion of Agent, be contrary to law or any Debt Document, (b) if such action would, in the opinion of Agent, expose Agent to any potential liability under any law, statute or regulation or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Debt Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.
     9.2. Agent’s Reliance, Etc. Neither Agent nor any of its affiliates nor any of their respective directors, officers, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or them hereunder or under any other Debt Documents, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until such Note has been assigned in accordance with Section 10.1; (b) may consult with legal counsel, independent public accountants and other experts, whether or not selected by it, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Requisite Lenders, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Debt Documents; (e) shall not have any duty to inspect the Collateral (including the books and records) or to ascertain or to inquire as to the performance or observance of any provision of any Debt Document, whether any condition set forth in any Debt Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default”; (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any lien created or purported to be created under or in connection with, any Debt Document or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or the other Debt Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties.

     9.3. GECC and Affiliates. GECC shall have the same rights and powers under this Agreement and the other Debt Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GECC in its individual capacity. GECC and its affiliates may lend money to, invest in, and generally engage in any kind of business with, Borrower, any of Borrower’s Subsidiaries, any of their Affiliates and any person who may do business with or own securities of Borrower, any of Borrower’s Subsidiaries or any such Affiliate, all as if GECC were not Agent and without any duty to account therefor to Lenders. GECC and its affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GECC as a Lender holding disproportionate interests in the Term Loan and GECC as Agent, and expressly consents to, and waives, any claim based upon, such conflict of interest.
     9.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 6.3 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of each Loan Party and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Term Loan, and expressly consents to, and waives, any claim based upon, such conflict of interest.
     9.5. Indemnification. Lenders shall and do hereby indemnify Agent (to the extent not reimbursed by the Loan Parties and without limiting the obligations of the Loan Parties), ratably according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Debt Document or any action taken or omitted to be taken by Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Debt Document, to the extent that Agent is not reimbursed for such expenses by the Loan Parties. The provisions of this Section 9.5 shall survive the termination of this Agreement.

     9.6. Successor Agent. Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Debt Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Debt Documents.
     9.7. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.8(e), each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to Borrower or any other person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Term Loan made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest. The term “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the Commitment of such Lender then in effect (or, if such Commitment is terminated, the aggregate outstanding principal amount of the Term Loan owing to such Lender) by (y) the Total Commitment then in effect (or, if the Total Commitment is terminated, the outstanding principal amount of the Term Loan owing to all Lenders).

     9.8. Payments; Information; Actions in Concert.
(a)	Payments. If Agent receives any payment for the account of Lenders on or prior to 11:00 a.m. Connecticut time on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 11:00 a.m. Connecticut time on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b)	Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the Federal Funds Rate for the first Business Day and thereafter, at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to a Loan Party or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Debt Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to such Loan Party or such other person, without setoff, counterclaim or deduction of any kind.

(c)	[Intentionally omitted.]

(d)	Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Lenders acknowledge that Borrower is required to provide financial statements to Lenders in accordance with Section 6.3 hereto and agree that Agent shall have no duty to provide the same to Lenders.

(e)	Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against the Loan Parties or the Collateral arising out of this Agreement, the Notes or any other Debt Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent and Requisite Lenders.

10. MISCELLANEOUS.
     10.1. Assignment. Subject to the terms of this Section 10.1, any Lender may make an assignment to an assignee of, or sell participations in, at any time or times, the Debt Documents, its Commitment, Term Loan or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) except in the case of an assignment to a Qualified Assignee (as defined below), require the consent of each Lender (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) require the execution of an assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent (an “Assignment Agreement”); (iii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Commitment and/or portion of the Term Loan to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iv) be in an aggregate amount of not less than $1,000,000, unless such assignment is made to an existing Lender or an affiliate of an existing Lender or is of the assignor’s (together with its affiliates’) entire interest in the Term Loan or is made with the prior written consent of Agent; and (v) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 10.1, the assignee shall have, upon its registration in the Note Register (as defined below) and to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment and Pro Rata Share of the Term Loan, as applicable, or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In the event any Lender assigns or otherwise transfers all or any part of the Commitments and Obligations, Agent shall so notify Borrower and Borrower shall, upon the request of Agent, execute new Notes in exchange for the Notes, if any, being assigned. Agent may amend Schedule A to this Agreement to reflect assignments made in accordance with this Section.
     Agent shall maintain a register (the “Note Register”) of the Lenders and all assignee Lenders that are the holders of all the Notes and other Obligations issued pursuant to this Agreement. Upon five (5) Business Days’ prior written notice to Agent, Agent will allow any Lender to inspect and copy such list at Agent’s principal place of business during normal business hours. Prior to the due presentment for registration of transfer of any Note or other Obligation, Agent may deem and treat the person in whose name a Note or other Obligation is registered as the absolute owner of such Note or Obligation for the purpose of receiving payment of principal of and premium and interest on such Note or Obligation and for all other purposes whatsoever, and Agent shall not be affected by notice to the contrary.
     As used herein, “Qualified Assignee” means (a) any Lender and any affiliate of any Lender and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and in each case of clauses (a) and (b), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no person or Affiliate of such person proposed to become a Lender after the Closing Date and that holds any subordinated debt or stock issued by Borrower shall be a Qualified Assignee.

     10.2. Notices. All notices, requests or other communications given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth on the signature pages hereto below such parties’ name or in the most recent Assignment Agreement executed by any Lender (unless and until a different address may be specified in a written notice to the other party delivered in accordance with this Section), and shall be deemed given (a) on the date of receipt if delivered by hand, (b) on the date of sender’s receipt of confirmation of proper transmission if sent by facsimile transmission, (c) on the next Business Day after being sent by a nationally-recognized overnight courier, and (d) on the fourth Business Day after being sent by registered or certified mail, postage prepaid. As used herein, the term “Business Day” shall mean and include any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.
     10.3. Correction of Debt Documents. Agent may correct patent errors and fill in all blanks in this Agreement or the Debt Documents consistent with the agreement of the parties.
     10.4. Performance. Time is of the essence of this Agreement. This Agreement shall be binding, jointly and severally, upon all parties described as the “Borrower” and their respective successors and assigns, and shall inure to the benefit of Agent, Lenders, and their respective successors and assigns.
     10.5. Payment of Fees and Expenses. The Loan Parties agree, jointly and severally, to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and Lenders in connection with (a) the investigation, preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, this Agreement or any other Debt Document, (b) the administration of any transaction contemplated hereby or thereby and (c) the enforcement, assertion, defense or preservation of Agent’s and Lenders’ rights and remedies under this Agreement or any other Debt Document, in each case of clauses (a) through (c), including, without limitation, reasonable attorney’s fees and expenses, the allocated cost of in-house legal counsel, reasonable fees and expenses of consultants, auditors and appraisers and UCC and other corporate search and filing fees and wire transfer fees. Borrower further agrees that such fees, costs and expenses shall constitute Obligations. This provision shall survive the termination of this Agreement.
     10.6. Indemnity. Each Loan Party shall and does hereby jointly and severally indemnify and defend Agent, Lenders, and their respective successors and assigns, and their respective directors, officers, employees, consultants, attorneys, agents and affiliates (each an “Indemnitee”) from and against all liabilities, losses, damages, expenses, penalties, claims, actions and suits (including, without limitation, related reasonable attorneys’ fees and the allocated costs of in-house legal counsel) of any kind whatsoever arising, directly or indirectly, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with this Agreement, the other Debt Documents or any of the transactions contemplated hereby or thereby. This provision shall survive the termination of this Agreement.
     10.7. Rights Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. NONE OF AGENT OR ANY LENDER SHALL BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY BORROWER UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY AGENT, REQUISITE LENDERS OR ALL LENDERS, AS APPLICABLE. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

     10.8. Entire Agreement; Amendments, Waivers.
(a)	This Agreement and the other Debt Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter. Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.

(b)	Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Borrower and Lenders having more than 60% of the aggregate outstanding principal amount of the Term Loan (the “Requisite Lenders”); provided, however, that so long as a party that is a Lender hereunder on the Closing Date does not assign any portion of its Term Loan, such Lender shall be deemed to be a Requisite Lender. Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(c)	No amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase or decrease any Commitment of any Lender or increase or decrease the Total Commitment (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on any Obligation or the amount of any fees payable hereunder, (iii) postpone the date fixed for or waive any payment of principal of or interest on any Term Loan, or any fees hereunder, (iv) release all or substantially all of the Collateral, or consent to a Transfer of all or substantially all of the Intellectual Property, in each case except as otherwise expressly permitted in the Debt Documents, (v) subordinate the lien granted in favor of the Agent securing the Obligations, (vi) release a Loan Party from, or consent to a Loan Party’s assignment or delegation of, such Loan Party’s obligations hereunder and under the other Debt Documents or (vii) amend, modify, terminate or waive Section 8.4, 10.8(b), 10.8(c) or the definition of “Pro Rata Share”; provided that all Lenders shall be deemed to be directly affected by the matters set forth in the preceding clauses (iv), (vi) and (vii).

(d)	Notwithstanding any provision in this Section 10.8 to the contrary, no amendment, modification, termination or waiver affecting or modifying the rights or obligations of Agent hereunder shall be effective unless signed by Borrower, Agent and Requisite Lenders.

(e)	Subject to the terms and conditions of this Section 10.8, if Agent receives a written notice from Borrower requesting the consent of the Requisite Lenders to a proposed acquisition by Borrower that is not permitted under Section 7.5, then, on or before the 30th day after the date on which Agent receives such notice (the “Response Date”), Agent shall advise Borrower in writing whether the consent of the Requisite Lenders to such acquisition has been obtained (the “Response”); provided that if Borrower does not receive a Response from Agent on or prior to the Response Date, Agent and all Lenders shall be deemed to have not consented to such acquisition.

     10.9. Binding Effect. This Agreement shall continue in full force and effect until the Termination Date; provided, however, that the provisions of Sections 2.3(f), 9.5, 10.5 and 10.6 and the other indemnities contained in the Debt Documents shall survive the Termination Date. The surrender, upon payment or otherwise, of any Note or any of the other Debt Documents evidencing any of the Obligations shall not affect the right of Agent to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future. This Agreement and the grant of the security interest in the Collateral pursuant to Section 3.1 shall automatically be reinstated if Agent or any Lender is ever required to return or restore the payment of all or any portion of the Obligations (all as though such payment had never been made).
     10.10. Use of Logo. Subject to prior written notice to, and written consent from each applicable Loan Party, which consent may be withheld in such Loan Party’s absolute and sole discretion, each Loan Party authorizes each Lender to use its name, logo and/or trademark in connection with certain promotional materials that such Lender may disseminate to the public. The promotional materials may include, but are not limited to, brochures, video tape, internet website, press releases, advertising in newspaper and/or other periodicals, lucites, and any other materials relating the fact that such Lender has a financing relationship with Borrower. Nothing herein obligates a Lender to use a Loan Party’s name, logo and/or trademark, in any promotional materials of such Lender. The Loan Parties shall not, and shall not permit any of its respective Affiliates to, issue any press release or other public disclosure (other than any document filed with any governmental authority relating to a public offering of the securities of Borrower) using the name, logo or otherwise referring to General Electric Capital Corporation, GE Healthcare Financial Services, Inc. or of any of their affiliates, the Debt Documents or any transaction contemplated herein or therein without at least two (2) Business Days prior written notice to and the prior written consent of Agent unless, and only to the extent that, the Loan Parties or such affiliate is required to do so under applicable law.
     10.11. Waiver of Jury Trial. EACH OF THE LOAN PARTIES, AGENT AND LENDERS UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG THE LOAN PARTIES, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG THE LOAN PARTIES, AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     10.12. Governing Law. THIS AGREEMENT, THE OTHER DEBT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL. IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR ANY OTHER DEBT DOCUMENT IS COMMENCED BY AGENT IN THE STATE COURTS OF THE STATE OF NEW YORK OR IN THE U.S. DISTRICT COURT FOR THE DISTRICT OF NEW YORK , EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF NEW YORK . ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS DESCRIBED IN SECTION 10.2, OR IF SERVED BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.
     10.13. Confidentiality. All of the financial statements and reports furnished by Borrower to Agent under Section 6.3 hereof shall be deemed confidential and shall not be disclosed by Agent and Lenders to any other persons except as provided herein. In addition, any other information from time to time delivered to Agent and/or the Lenders by Borrower which is identified as confidential and which is not in the public domain shall be held by Agent or such Lender as confidential; provided that Agent and each Lender may make disclosure of such information (a) to its independent accountants and legal counsel (which persons shall be likewise bound by the provisions of this Section 10.13), (b) pursuant to statutory and regulatory requirements, (c) pursuant to any mandatory court order or subpoena or in connection with any legal process, (d) pursuant to any written agreement hereafter made between Agent, any Lender and Borrower to which such information relates, which agreement permits such disclosure, (e) as necessary in connection with the exercise of any remedy by Agent or any Lender under the Debt Documents, (f) consisting of general portfolio information that does not identify Borrower or any of its Subsidiaries, (g) which has heretofore been publicly disclosed or is otherwise available to such Agent and/or Lender on a non-confidential basis from a source that is not, to its knowledge, subject to a confidentiality agreement with Borrower, (h) in connection with any litigation to which Agent or any Lender or its affiliates is a party, or (i) subject to an agreement containing provisions substantially the same as those set forth in this Section 10.13, to any assignee of or participant in, or prospective assignee of or participant in, any of the Obligations.
     10.14. Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, Loan Parties, Agent and Lenders, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

BORROWER:	GUARANTOR:

ENTREMED, INC.,	MIIKANA THERAPEUTICS, INC.,
a Delaware corporation	a Delaware corporation

By:	By:
Name: James S. Burns	Name: James S. Burns
Title: President and Chief Executive Officer	Title: President and Chief Executive Officer

Address for notices for all Loan Parties:

EntreMed, Inc.
9640 Medical Center Drive
Rockville, MD 20850
Attention: Dane R. Saglio
Phone: (240)864-2651
Facsimile: (240)864-2624

With a copy to:

Cynthia Wong Hu
Vice President, General Counsel & Secretary
Entremed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
Phone: (240) 864-2781
Facsimile: (240) 864-2624

AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:

Name:

Title:	Duly Authorized Signatory

Address For Notices:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc., LSF
83 Wooster Heights Road, Fifth Floor
Danbury, Connecticut 06810
Attention: Senior Vice President of Risk
Phone: (203) 205-5200
Facsimile: (203) 205-2192

With a copy to:

General Electric Capital Corporation
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: General Counsel
Phone: (301) 961-1640
Facsimile: (301) 664-9866

LENDER:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., a Delaware corporation

By:

Name:

Title:

Address For Notices:

222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attention: Account Manager for MLC-HCF EntreMed transaction (Colleen Sullivan)
Phone: 312-750-6293
Facsimile: 1-866-231-8408

With copies to:

Merrill Lynch Capital
222 N. LaSalle Street, 16th Floor
Chicago, Illinois 60601
Attention: Group Senior Transaction Attorney, Healthcare Finance
Phone: 800-495-1806
Facsimile: (312) 499-3245

and

Merrill Lynch Capital
7700 Wisconsin Ave., Suite 400
Bethesda, Maryland 20814
Attention: Group Senior Transaction Attorney, Healthcare Finance
Phone: 800-495-1806
Facsimile: (866) 341-9053

LENDER:

OXFORD FINANCE CORPORATION

By:

Name:

Title:

Address For Notices:

Oxford Finance Corporation
133 North Fairfax Street
Alexandria, VA 22314
Attention: Timothy A. Lex
Executive Vice President & Chief Operating Officer
Phone: 703-519-6017
Facsimile: 703-519-6010

SCHEDULE A
COMMITMENTS

Name of Lender	Commitment of such Lender	Pro Rata Share
General Electric Capital Corporation	$10,000,000.00	50%
Merrill Lynch Capital	$5,000,000.00	25%
Oxford Finance Corporation	$5,000,000.00	25%

TOTAL	$20,0000,000.00	100%